Exhibit 99.1

Aerosonic Reports Third Quarter Results

CLEARWATER, Fla. – December 12, 2011 – Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its Quarterly Report on Form 10-Q for the three and nine-months ended October 28, 2011, with the United States Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	October 28, 2011	October 29, 2010	October 28, 2011	October 29, 2010

Sales, net	$7,320,000	$7,049,000	$20,450,000	$20,793,000
Operating income (loss)	$336,000	$345,000	$(267,000)	$1,024,000
Net income (loss)	$146,000	$93,000	$(338,000)	$370,000
Basic earnings (loss) per share	$0.04	$0.02	$(0.09)	$0.10
Diluted earnings (loss) per share	$0.04	$0.02	$(0.09)	$0.09

Net sales for the third quarter of fiscal year 2012 increased $271,000, or 3.8%, to $7,320,000 when compared to $7,049,000 for the third quarter of fiscal year 2011. During the third quarter of fiscal year 2012, the sales volume increased from the prior year on sales of development services and sensor products, partially offset by decreased sales of mechanical products, spares, and repairs. Net sales for the nine months ended October 28, 2011 decreased $343,000, or 1.6%, to $20,450,000 when compared to $20,793,000 for the nine months ended October 29, 2010. During the nine months of fiscal year 2012, the sales volume decreased from the prior year by approximately $1.8 million on reduced sales of mechanical instruments and sensor products, partially offset by approximately $1.5 million of increased sales volume of repairs and development services, contributing to the net decrease of $0.3 million. Our revenues continue to be impacted by the ongoing recession in the business jet and general aviation markets, partly offset by new production wins in our defense and trainer segments.

For the quarter ended October 28, 2011, net income was $146,000 or $0.04 basic and diluted earnings per share, versus net income of $93,000, or $0.02 basic and diluted earnings per share for the quarter ended October 29, 2010. For the nine-month period ended October 28, 2011, net loss was ($338,000) or ($0.09) basic and diluted loss per share, versus net income of $370,000, or $0.10 basic and $0.09 diluted earnings per share for the nine month period ended October 29, 2010.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results involve significant risks and uncertainties that may cause results to differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.